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                                                                   Exhibit 10(i)

Incentive Compensation Plan - EVA

PURPOSE OF PLAN: To maximize shareholder wealth by aligning management's interests with those of shareholders and rewarding management for sustainable and continuous improvement in EVA (Economic Value Added).

ELIGIBILITY: Corporate Officers, Business Unit Presidents, Key Executives as designated and approved, including discretionary pools where appropriate.

ADMINISTRATION: The plan is administered by the Corporation's Chief Executive Officer and approved by the Organization and Compensation Committee of the Board of Directors. Awards are calculated and recommended on year-end audited results.

THE PLAN CONCEPTS: The plan is designed using the concept of Economic Value Added (EVA). Economic Value Added is defined as the difference between the return on capital and the cost of that capital multiplied by the amount of capital invested. The key elements of this plan are:

          .  Cost of Capital (C*)
          .  Average Capital Employed (C)
          .  Net Operating Profit After Tax (NOPAT)
          .  Return on Capital (R).  R = NOPAT/C
          .  Economic Value Added (EVA).  EVA = (R-C*) x C
          .  Base EVA
          .  Bonus Bank Account

      1.       Actual results are compared to the prior year (not a Plan).
      2.       Return on capital invested is compared to a cost of capital.
      3. Bonus awards earned in a given year are put into a "Bank" with 1/3 of the bank being paid out each year.

The participants and their percentage allocation are developed by the Business Unit President based upon their determination of each individual's relative value to the Business Units' success or, at his/her discretion, based upon a peer evaluation of each participant as to how the bonus pool should be allocated. The final percentage awarded into each individual's bank will be determined by the Business Unit Executive based on the individual's performance for the year as well as his relative performance compared to the other participants in that Business Unit. All awards are reviewed and approved by Corporate prior to distribution.
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Incentive Compensation Plan - EVA

BONUS POOL CALCULATION: The bonus pool is generated by applying a formula to the EVA calculated. If prior year EVA was:

          .    negative - the current year's formula is 25% or 15% of the change
               --------
               in EVA (positive or negative).

          .    positive - the current year's formula is 15% or 10% of the change
               --------
               in EVA (positive or negative) plus 10% or 6% of any positive EVA in the current year.

CURRENT BONUS POOL FORMULA:
                                                       If Prior Year EVA was
                                                       ---------------------
                                                       Negative     Positive
                                                       --------     --------
- Units under $30MM sales & distribution                25 / 0%      15 / 10%
- All other Units                                       15 / 0%       10 / 6%


BANK AND PAY-OUT CALCULATIONS: The EVA award is added to the individual's bank account and then 1/3 of the account balance is paid out in cash to the participant. The remainder of the bank account balance represents the individual's "equity" in the account.

Each year the corporation will add interest income to a positive equity balance at a rate deemed appropriate by the money markets. A negative equity balance will not be effected by interest charges.

New participant's pay-outs will be phased in. They will receive 70% of their bank account in their first pay-out, 50% in their second pay-out and 1/3 thereafter.

DISPOSITION OF THE EQUITY BALANCE: Certain events may occur that change the status of the plan and/or the employee's right to participate in the plan. The following is an outline of what would happen to any positive equity balance upon a particular event:

Event                                                   Disposition of Equity Balance
-----                                                   -----------------------------
-   Terminate / quit                                    -  Lose equity balance
-   Removed from plan / demotion                        -  Equity balance paid out over next 2 years
-   Unit sold by Crane Co.                              -  Receive in cash
-   Retirement /(1)/ / death / disability               -  Receive in cash
-   Unit spun off                                       -  Don't receive. Continued
-   Crane acquired                                      -  Receive in cash
-   Transfer to another business unit                   -  Equity balance transfers with you

/(1)/ Retirement is defined as normal retirement at age 65
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Incentive Compensation Plan - EVA

RIGHT TO AMEND AND MODIFY: EVA is the way Crane measures its business performance and establishes funds available (positive or negative) to recognize the results. Formula driven plans are not perfect and, from time to time, need to be modified to achieve the desired result of enhancing shareholder value for Crane Co. Therefore, Crane reserves the right to make changes in the overall plan, and/or by Business Unit, and/or by individual participants with the approval of the Organization and Compensation Committee of the Board of Directors.